Exhibit 99.1

Diedrich Coffee Reports Second Quarter Results

Irvine, California, January 25, 2007 - Diedrich Coffee, Inc. (NASDAQ:DDRX) today announced operating results for its second fiscal quarter ended December 13, 2006. For the second quarter of fiscal year 2007, the Company reported a net loss of $2,129,000, or $0.40 per share, compared to a net loss of $1,442,000, or $0.27 per share, for the second quarter of the prior fiscal year. Year-to-date, the Company reported a net loss of $3,775,000, or $0.71 per share, compared to a net loss of $2,993,000, or $0.57 per share, for the comparable period in the prior fiscal year.

Discontinued Operations

As previously announced, the Company will close its Diedrich Coffee and Coffee People company-owned locations as part of its plan to focus on strengthening its wholesale business and related distribution channels including franchise locations. The Company will retain the Diedrich Coffee and Coffee People brands for its wholesale and franchise operations. For more information, please refer to our annual report on Form 10-K for the fiscal year ended June 28, 2006 and subsequently filed quarterly reports on Form 10-Q.

The Company currently accounts for its Diedrich Coffee and Coffee People company-operated retail operations as Discontinued Operations. The Company’s retail sales will be limited to its e-commerce web stores, and the Company will operate a limited number of Gloria Jean’s retail locations primarily for use as franchise training stores. The Company continues to own and operate the Gloria Jean’s domestic franchise and wholesale businesses that together comprise Continuing Operations.

The loss for the second quarter of fiscal year 2007 relating to Discontinued Operations was $1,060,000, or $0.20 per basic share, compared to a loss of $671,000, or $0.13 per basic share, in the same period of the prior year. The loss for the second quarter of fiscal year 2007 includes restructuring expenses and impairment charges of $721,000 and $403,000, respectively. The year-to-date loss for fiscal year 2007 relating to Discontinued Operations was $1,511,000, or $0.28 per basic share, compared to a loss of $934,000, or $0.18 per basic share, in the same period of the prior year.

Continuing Operations

Results from Continuing Operations for the second quarter of fiscal year 2007 were a loss of $1,069,000, or $0.20 per basic share, compared to a loss of $771,000, or $0.14 per basic share, for the second quarter of the prior year. Year-to-date, results from Continuing Operations were a loss of $2,264,000, or $0.43 per basic share, compared to a loss of $2,059,000, or $0.39 per basic share, for the same period of the prior year. The current year quarter loss includes impairment charges and closed store reserves of $221,000 and $385,000, respectively.

Revenue

Total revenue increased by $1,275,000, or 16.2%, to $9,163,000 for the second quarter of fiscal year 2007 as compared with total revenue of $7,888,000 in the same period of the prior year. With respect to the components of total revenue, wholesale revenue increased $1,516,000, up 26.0%, franchise revenue increased $15,000, up 1.5%, and retail sales declined $256,000, down 23.5%. Year-to date, total revenue increased by $2,564,000, or 19.7%, to $15,587,000 as compared with $13,023,000 in the same period of the prior year. With respect to the components of total revenue, wholesale revenue increased $3,065,000, up 32.6%, franchise revenue increased $62,000, up 3.7%, and retail sales declined $563,000, down 29.1%, as compared to the same period of the prior year.

Wholesale revenue from sales to office coffee distributors (OCS) and foodservice customers rose sharply for the quarter while roasted coffee sales to franchise locations increased marginally. For the second quarter, wholesale sales to OCS and foodservice customers increased $1,534,000, or 42.0%, from the prior year quarter, with Keurig “K-cup” sales increasing 44.5% from the prior year quarter. Wholesale sales to franchise locations decreased $18,000, or 0.8% for the second quarter. Year-to-date, wholesale sales to OCS and foodservice customers increased $3,055,000, or 49.3%, from the same period of the prior year, with Keurig “K-cup” sales increasing 52.8% from the prior year and wholesale sales to franchise locations increased $10,000, or 0.3%.

Franchise revenue increased by $15,000 for the second quarter of fiscal year 2007 and by $62,000 year-to-date, primarily due to a net increase in royalties that was offset by lower franchise store fees. Since the beginning of fiscal 2006, the domestic franchise store count for all three brands increased by a net of eleven locations (26 stores were opened, 22 were closed and a net of seven company stores were transferred to franchisees). Comparable store sales at Diedrich franchise locations increased 2.6% and decreased 4.2% at Gloria Jean’s franchise locations during the second quarter of fiscal year 2007 and increased 2.1% and decreased 2.8% year-to-date, respectively.

Retail sales for the quarter decreased $256,000 and $563,000 year-to-date, primarily as the result of a net decrease of five company-operated Gloria Jean’s locations. Comparable store sales at Gloria Jean’s company-operated locations decreased 0.9% during the second quarter of fiscal year 2007 and increased 2.0% year-to-date. Retail sales associated with e-commerce activities increased by $60,000, or 23.5%, as compared to the prior year quarter and increased year-to-date by $128,000, or 32.7%, as compared to the prior year.

Costs and Expenses

Cost of sales and related occupancy costs for the second quarter of fiscal year 2007 increased $1,334,000, or 28.5%, to $6,014,000 from $4,680,000 in the prior year period. Wholesale cost of sales remained relatively flat year over year as a percentage of wholesale revenues at 71.3% for the current quarter compared to 69.9% in the prior year. Occupancy costs for the second quarter of fiscal year 2007 increased $324,000 to $484,000 from $160,000 in the prior year period primarily due to a $385,000 increase in closed store reserves associated with Gloria Jean’s leases.

Year-to-date cost of sales and related occupancy costs increased $2,187,000, or 27.6%, to $10,116,000 from $7,929,000 in the prior year period. Year-to-date, occupancy costs increased $178,000, or 42.1%, to $601,000 from $423,000 in the prior year period primarily due to an increase in the closed store reserve associated with Gloria Jean’s leases offset by a decrease in rent expense associated with franchise locations and company retail stores.

Operating expenses increased $1,087,000, or 124.6%, to $1,960,000 from $873,000 and increased as a percentage of total revenue to 21.4% in the second quarter of the current fiscal year from 11.1% in the second quarter of last year. Year-to-date, operating expenses increased $1,724,000, or 95.7%, to $3,525,000 from $1,801,000 and increased as a percentage of total revenue to 22.6% in the current fiscal year from 13.8% in the prior year period. The increase is primarily related to the change in the classification for franchise direct overhead costs previously reflected in general and administrative expenses in the prior year and allocating them to the appropriate profit center. These expenses are related to franchise administration, operations, training, sales, store design and marketing.

For the second quarter of fiscal year 2007, general and administrative expenses decreased $1,023,000 and decreased as a percentage of revenues to 19.9% in the current year quarter from 36.1% in the second quarter of last year. Year-to-date, general and administrative expenses decreased $1,698,000 and decreased as a percentage of revenues to 23.3% in the current year quarter from 40.9% in the same period of the prior year. The decrease was primarily a result in the change in the classification for franchise direct overhead costs previously reflected in general and administrative expenses in the prior year that are recognized as operating expenses in the current year.

Recent Developments

The Company held its annual stockholder meeting on December 12, 2006 at which time the stockholders approved the asset purchase agreement between Diedrich Coffee and Starbucks Corporation.

The closing for the transfer of an initial group of Company Stores occurred on January 16, 2007, which related to the transfer of 15 Diedrich Coffee and Coffee People leaseholds and related assets to Starbucks Corporation in exchange for a cash payment of approximately $5,560,000 to the Company and the deposit of approximately $618,000 in the escrow fund held for the Company’s indemnification obligations. The next transfer of Company Stores is expected to occur on or about February 1, 2007 with respect to Company Stores as to which certain conditions have been satisfied or waived. Any additional transfers of Company Stores shall occur on one or more dates after February 1, 2007 and on or prior to June 1, 2007 upon the satisfaction or waiver of certain conditions that have not been deemed satisfied or waived. For more information, please refer to our Form 10-Q for the quarter ended December 13, 2006.

About Diedrich Coffee

With headquarters in Irvine, California Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Diedrich Coffee, Gloria Jean’s Coffees and Coffee People. As of December 13, 2006, the Company’s 202 retail outlets, the majority of which are franchised, are located in 32 states. Diedrich Coffee also sells its coffees through more than 800 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s retail operations, the timing and success of the pending sale of retail store locations to Starbucks, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 28, 2006 and subsequently filed quarterly reports on Form 10-Q.

Information Contact:

Sean McCarthy

Chief Financial Officer

(949) 260-6734

DIEDRICH COFFEE, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

($ in thousands, except per share amounts)

OPERATIONS DATA:	Twelve Weeks Ended December 13, 2006	Twelve Weeks Ended December 14, 2005	Twenty-Four Weeks Ended December 13, 2006	Twenty-Four Weeks Ended December 14, 2005
Retail sales	$834	$1,090	$1,370	$1,933
Wholesale and other	7,339	5,823	12,459	9,394
Franchise revenue	990	975	1,758	1,696

Total net revenue	9,163	7,888	15,587	13,023

Cost of sales and related occupancy costs	6,014	4,680	10,116	7,929
Operating expenses	1,960	873	3,525	1,801
Depreciation and amortization	241	265	471	516
General and administrative expenses	1,825	2,848	3,624	5,322
Asset impairment and other	222	22	210	17

Total costs and expenses	10,262	8,688	17,946	15,585

Operating loss	(1,099)	(800)	(2,359)	(2,562)
Interest expense and other income, net	30	115	95	241

Loss from continuing operations before income tax provision (benefit)	(1,069)	(685)	(2,264)	(2,321)
Income tax provision (benefit)	—	86	—	(262)

Net loss from continuing operations	(1,069)	(771)	(2,264)	(2,059)
Loss from discontinued operations, net	(1,060)	(671)	(1,511)	(934)

Net income (loss)	$(2,129)	$(1,442)	$(3,775)	$(2,993)

Basic and diluted net income (loss) per share:
Loss from continuing operations	$(0.20)	$(0.14)	$(0.43)	$(0.39)

Loss from discontinued operations, net	$(0.20)	$(0.13)	$(0.28)	$(0.18)

Net income (loss)	$(0.40)	$(0.27)	$(0.71)	$(0.57)

Basic and diluted weighted average shares outstanding	5,362	5,305	5,335	5,296

BALANCE SHEET AND RETAIL UNIT COUNT DATA:

	December 13, 2006	June 28, 2006
Cash	$1,793	$2,593
Restricted Cash	661	583
Accounts receivable, net	5,012	2,829
Inventories	3,268	3,846
All other assets	23,606	24,279

Total assets	$34,340	$34,130

Accounts payable	$4,100	$2,929
All other current liabilities	6,996	5,909
Deferred rent	618	603
Other non-current liabilities	1,670	422
Total stockholders’ equity	20,956	24,267

Total liabilities and stockholders’ equity	$34,340	$34,130

Total retail stores (Company and franchise, all brands)	202	200